Exhibit 5.1
[JONES DAY LETTERHEAD]
June 23, 2010
Gray Television, Inc.
4370 Peachtree Road, NE
Atlanta, Georgia 30319
Re:	Registration Statement on Form S-4 Filed by Gray Television, Inc. Relating to the Exchange Offer (as defined below)
Ladies and Gentlemen:
     We have acted as counsel for Gray Television, Inc., a Georgia corporation (the “Company”), and the Subsidiary Guarantors (as defined below) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $365,000,000 aggregate principal amount of 10 1/2% Senior Secured Second Lien Notes due 2015 of the Company (the “Exchange Notes”) for an equal principal amount of 10 1/2% Senior Secured Second Lien Notes due 2015 of the Company outstanding on the date hereof (the “Original Notes”). The Original Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of April 29, 2010 (as amended, supplemented or otherwise modified, the “Indenture”), by and among the Company, the companies listed on Exhibit A hereto (each, a “Covered Guarantor” and, together, the “Covered Guarantors”), the company listed on Exhibit B hereto (the “Other Guarantor”; the Other Guarantor and the Covered Guarantors are collectively referred to as the “Subsidiary Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). The Original Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Subsidiary Guarantors.
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Gray Television, Inc.
June 23, 2010

     Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.	The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Original Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.

2.	The Subsidiary Guarantee of the Exchange Notes (each, an “Exchange Guarantee” and together, the “Exchange Guarantees”) of each Covered Guarantor, when it is issued and delivered in exchange for the Subsidiary Guarantee of the Original Notes (together, the “Original Guarantees”) of that Covered Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Covered Guarantor.

3.	The Exchange Guarantee of the Other Guarantor, when it is issued and delivered in exchange for the Original Guarantee of the Other Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of the Other Guarantor.
     The opinions set forth above are subject to the following limitations, qualifications and assumptions:
     For purposes of the opinions expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.
     The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.
     The opinions expressed herein are limited to (i) the laws of the State of New York, (ii) the laws of the State of Georgia and (iii) the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, in each case as currently in effect, and we express no opinion or view as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction on the opinions expressed herein.
     We are not admitted or qualified to practice law in the state of Nevada. Therefore, in rendering the opinion expressed in Paragraph 3 above, we have relied solely upon the opinion of

Gray Television, Inc.
June 23, 2010

Woodburn and Wedge, a copy of which has been filed as Exhibit 5.2 to the Registration Statement, with respect to matters governed by the laws of the State of Nevada.
     We hereby consent to the reliance upon the opinions expressed herein by Woodburn and Wedge for purposes of its opinions being delivered and filed as Exhibit 5.2 to the Registration Statement. We also hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day

Exhibit A

Jurisdiction of
Entity	Incorporation

WVLT-TV, Inc.	Georgia

Gray Television Group, Inc.	Delaware

Exhibit B

Jurisdiction of
Entity	Organization

Gray Television Licensee, LLC	Nevada